Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Acurx Pharmaceuticals, Inc. of our report dated March 16, 2022, on our audits of the financial statements of Acurx Pharmaceuticals, Inc. (formerly Acurx Pharmaceuticals, LLC) as of December 31, 2021 and 2020 and for the years then ended, which report is included in Acurx Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ CohnReznick LLP

Parsippany, New Jersey

July 1, 2022